SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 19, 2000

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-4079804
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 East Randolph Drive, Chicago, Illinois	60601

(Address of principal executive offices)	(Zip Code)

(312) 861-6000

Registrant’s telephone number,
including area code

Item 5.    Other Events

FMC Corporation released the following information on September 19, 2000, regarding its third quarter and fiscal 2000 results:

FMC EXPECTS TO MEET OR EXCEED THIRD QUARTER, YEAR 2000 EARNINGS
EXPECTATIONS, ANNOUNCES RECEIPT OF ASTARIS DIVIDEND

CHICAGO, September 19, 2000—FMC Corporation today announced that it expects to meet or exceed third quarter and full-year earnings expectations. For the third quarter, the analysts’ consensus estimate of FMC operating earnings is $1.75 per share compared with 1999 third quarter earnings of $1.33 per share before one-time items. For the full year, the analysts’ current consensus estimate is $6.64 per share.

     According to FMC Chairman and CEO Robert N. Burt: “We anticipate strong year-over-year third quarter comparisons for our Agricultural Products business and good results in our Specialty Chemicals business. We’ve not yet seen a turnaround in orders for our Energy Systems business, but we are beginning to see some progress. Norsk Hydro Produksjon a.s. awarded FMC Energy Systems a three-year frame contract for subsea equipment, systems and installation services. FMC expects to receive a substantial portion of Norsk Hydro’s subsea systems business, estimated at more than $100 million over the initial contract period. The agreement also includes options for two three-year extensions, for a total of nine years.

     “Like many companies,” said Burt, “we are being hurt by rising energy prices and the translation effects of lower European currencies. But we expect that the strength of our businesses, as well as cost control efforts, should allow us to overcome this weakness.

Astaris Dividend

     FMC also announced that it has received a $110 million distribution from Astaris LLC, its 50-50 joint phosphorus chemicals venture with Solutia Inc. Approximately $21 million was repayment of interim funding provided to Astaris by FMC. FMC said it would use the proceeds to pay down debt.

     FMC is one of the world’s leading producers of machinery and chemicals for industry and agriculture. FMC employs approximately 15,000 people at more than 90 manufacturing facilities and mines in more than 25 countries. The company divides its businesses into five segments: Energy Systems, Food and Transportation Systems, Agricultural Products, Specialty Chemicals and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the corporation’s 1999 Form 10-K report and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal obligation to the contrary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By /s/ Stephen F. Gates
Stephen F. Gates
Senior Vice President, General Counsel and Secretary

Date: September 22, 2000